Southern Community Financial Corporation
Increases Reserve Level

Winston-Salem, NC – (MARKET WIRE) 11/01/2010 – Southern Community Financial Corporation (NASDAQ: SCMF) (NASDAQ: SCMFO), the holding company for Southern Community Bank and Trust, reported results for the third quarter of 2010.

Financial Highlights:

•	Net loss available to common shareholders of $8.6 million impacted by $17.0 million provision for loan losses;
•	Provision for loan losses of $17.0 million increased $11.5 million compared to second quarter;
•	Allowance for loan losses increased $5.5 million to $35.1 million, or 2.95% of total loans, at September 30, 2010;
•	Net charge-offs of $11.5 million, or 3.78% of average loans (annualized), down from $11.9 million, or 3.95% of average loans (annualized), in the second quarter;
•	Nonperforming assets increased to $118.1 million, or 7.10% of total assets, at September 30, 2010 from $74.3 million or 4.47% of total assets at June 30, 2010;
•	Year-over-year improvement in service charges on deposits, mortgage banking income and wealth management income of 3%, 47% and 18%, respectively;
•
Improvement in non-interest expenses of 13% on a linked quarter basis and 11% year-over-year with efficiency ratio dropping to 67% from 69% in the second quarter of 2010 and 72% in the third quarter of 2009; and

•	Core (non-time) deposits increased $86.2 million, or 14% year-over-year.

Southern Community Financial Corporation reported a net loss available to common shareholders of $8.6 million in the third quarter of 2010, compared with a net loss of $371 thousand in the second quarter of 2010 and a net loss of $1.1 million in the third quarter of 2009.  The net loss per diluted common share in the third quarter of 2010 also increased to $0.51, compared to $0.02 in the second quarter of 2010 and $0.06 in the third quarter of 2009.

“During the quarter, we conservatively added a concentration of loans to nonaccrual status that were current, but whose repayment was dependent upon the sale of the underlying collateral and whose terms were interest only,” said F. Scott Bauer, Chairman and Chief Executive Officer.  “Of the $43.2 million sequential increase in non-performing loans, $26.0 million was related to collateral dependent, interest only loans, none of which were delinquent.  Approximately 69% of these collateral dependent loans were related to the construction and development portfolio, and approximately 51% have made some level of principal repayment in the six months prior to September 30, 2010.  We have since renegotiated the payment structures of $20.1 million of these collateral dependent loans to include interest plus scheduled principal curtailments.  If these borrowers maintain their current payment status according to the restructured terms for a reasonable period, the loans will be restored to accrual status.  While we still have work ahead of us in reducing our nonperforming assets, we are optimistic that many of these loans will be restored to accrual status over the next few quarters.

While we are disappointed that our nonperforming loans increased significantly in the third quarter, we believe these loans will begin to moderate over the next several quarters.  We base this optimism on the fact that this is the second consecutive quarter that delinquencies have decreased.  In addition, approximately $70.4 million, or 71%, of our nonperforming loans were current according to their contractual terms as of September 30, 2010.

The economic landscape remains challenging and we have prudently adjusted our loan loss reserves in the face of this environment.  Our employees remain committed to providing our customers with the best service possible and we have a strong franchise and foundation that will weather these times.  Southern Community remains well funded with capital ratios in excess of well capitalized thresholds.”

Asset Quality

Nonperforming loans increased to $98.7 million, or 8.29% of total loans, at September 30, 2010 from $55.5 million, or 4.60% of total loans, at June 30, 2010.  Loans delinquent 30-89 days have declined to $8.9 million at September 30, 2010 from $9.7 million at June 30, 2010 and from $16.6 million at March 31, 2010.  Nonperforming assets increased to $118.1 million, or 7.10% of total assets, at September 30, 2010 from $74.3 million, or 4.47% of total assets, at June 30, 2010.

The provision for loan losses of $17.0 million in the third quarter of 2010 increased $11.5 million compared with the second quarter 2010.  The allowance for loan losses (ALLL) increased $5.5 million during the third quarter to $35.1 million, or 2.95% of loans, from $29.6 million, or 2.46% of loans, at June 30, 2010.  Net charge-offs decreased sequentially to $11.5 million, or 3.78% of average loans on an annualized basis, for the third quarter 2010 from $11.9 million, or 3.95% of average loans annualized basis, for the second quarter 2010.  Despite the significant increase in nonperforming loans during the third quarter, the specific allowance for impaired loans decreased $2.1 million on a linked quarter basis with fewer newly identified nonperforming loans requiring a specific allowance.  The general reserve component of the ALLL increased by $7.6 million primarily due to the impact of changes in the methodology for calculating this component whereby we now more heavily weight recent historical loss experience in the calculations.

Net Interest Income

Net interest income of $13.3 million in the third quarter of 2010 decreased 1% compared to $13.4 million in the second quarter of 2010 and was unchanged compared to $13.3 million in the third quarter of 2009.  The net interest margin decreased seven basis points to 3.39% in the third quarter of 2010 compared with 3.46% in the second quarter of 2010 due to declining yields on loans and investments, partially offset by lower deposit costs resulting from active liability management with an emphasis on lowering funding costs.  The modest sequential decrease in net interest income in the third quarter of 2010 was primarily due to the decrease in the net interest margin, as well as a decrease in both average loan balances and average interest earning assets of less than 1%.

Compared to the third quarter of 2009, the net interest income was unchanged as the nine basis point increase in net interest margin offset the impact of the decrease in average loan balances of $42.1 million, or 3%.

Non-interest Income

Non-interest income decreased by $1.3 million, or 30%, to $3.1 million during the third quarter of 2010 compared with the second quarter of 2010.  The decrease in non-interest income primarily resulted from a $994 thousand decrease in investment securities gains, a $346 thousand decline in the fair value of derivatives, a $197 thousand decrease in Small Business Investment Company (SBIC) income, an $85 thousand decrease in investment brokerage fee income and a $79 thousand decrease in service charge income.  These unfavorable impacts were partially reduced by a $392 thousand increase in mortgage banking income.  On a year-over-year comparison, non-interest income in the third quarter of 2010 decreased $1.1 million, or 27%, compared with the third quarter of 2009.  The year-over-year decrease was primarily attributable to a $711 thousand decrease in investment securities gains and a $700 thousand decline in the fair value of derivatives, partially offset by a $239 thousand increase in mortgage banking income.

Non-interest Expenses

Non-interest expenses of $11.0 million during the third quarter of 2010 decreased $1.3 million, or 11%, on a linked quarter basis.  The sequential decrease in non-interest expenses was primarily due to the $652 thousand decrease in expenses related to foreclosed assets ($469 thousand decrease in write-downs on the carrying values and $183 thousand reduction in the costs of acquiring and maintaining foreclosed real estate), $220 thousand decrease in buyer incentive program expenses (as this program ended in June 2010), $288 thousand decrease in personnel expenses and $139 thousand reduction in advertising expenses.

Compared to the third quarter of 2009, non-interest expenses decreased $1.6 million, or 13%.  The decrease on a year-over-year basis was primarily due to a $657 thousand decrease in salaries and employee benefits, a $158 thousand decrease in occupancy and equipment expenses, and a $822 thousand decrease in other expenses.  The decrease in salaries and employee benefits was due to reductions in staff and cost savings programs initiated in prior quarters, including a company-wide salary freeze and a reduction in the employer 401(k) matching contribution.  The decrease in other expenses resulted from $470 thousand decrease in buyer incentive program expenses and a $419 thousand reduction in write-downs on the carrying values of foreclosed properties.  The decrease in occupancy expenses was due to decreased depreciation of equipment and software and other equipment expenses.

Balance Sheet

As of September 30, 2010, total assets amounted to $1.7 billion, representing a decrease of $62.6 million, or 4%, year-over-year.  On a linked quarter basis, total assets increased $2.7 million, or less than 1%.  The loan portfolio decreased by $14.8 million, or 1%, sequentially during the third quarter of 2010 and decreased by $64.5 million, or 5%, since September 30, 2009 due to decreased loan demand.  Total deposits of $1.3 billion at September 30, 2010 increased $38.5 million, or 3%, year-over-year as non-time core deposits increased $86.2 million, or 14%, while deposits increased $24.8 million, or 2%, sequentially during the third quarter of 2010.  Borrowings declined $14.0 million, or 6% during the third quarter of 2010 and $75.6 million, or 25%, year-over-year.

At September 30, 2010, stockholders’ equity of $109.1 million represented 6.56% of total assets.  Stockholders’ equity decreased $7.9 million, or 7%, from $117.0 million at June 30, 2010 primarily the result of the $8.6 million third quarter loss discussed above, partially offset by an increase in other comprehensive income due to an increase in the fair values of investment securities available for sale.  Regulatory capital ratios remain in excess of the “well capitalized” thresholds.

Conference Call

Southern Community’s executive management team will host a conference call on November 3, 2010, at 8:30 am Eastern Time to discuss the quarter-end results.  The call can be accessed by dialing 1-888-430-8709 or 1-719-325-2362 and entering pass code 7469312.  A replay of the conference call can be accessed until 11:59 pm on November 17, 2010, by calling 1-888-203-1112 or 1-719-457-0820 and entering pass code 7469312.  You may access additional presentation materials for this conference call in the Investor Relations section of Southern Community’s web site at www.smallenoughtocare.com.

About Southern Community Financial Corporation

Southern Community Financial Corporation is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank and Trust, a community bank with twenty-two banking offices throughout North Carolina.

Southern Community Financial Corporation’s common stock and trust preferred securities are listed on the NASDAQ Global Select Market under the trading symbols SCMF and SCMFO, respectively.  Additional information about Southern Community is available on our website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

Forward Looking Statements

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements include but are not limited to (1) statements regarding potential future economic recovery, (2) statements with respect to our plans, objectives, expectations, intentions and other statements that are not historical facts, and (3) other statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expressions.  Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our Company or any person that the future events, plans, or expectations contemplated by our Company will be achieved.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (2) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third party relationships and revenues; (3) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on the Company’s loan portfolio and allowance for loan losses; (4) the risk that the preliminary financial information reported herein and our current preliminary analysis will be different when our review is finalized; (5) changes in deposit rates, the net interest margin and funding sources; (6) changes in the U.S. legal and regulatory framework, including the effect of recent financial reform legislation on the banking industry; and (7) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on the Company.  Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s website (http://www.sec.gov).  All subsequent written and oral forward-looking statements concerning the Company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above.  We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

For additional information:
F. Scott Bauer - Chairman/CEO
James Hastings, Executive Vice President/CFO
(336) 768-8500

Southern Community Financial Corporation
(Dollars in thousands except per share data)
(Unaudited)
	For the three months ended					Nine months Ended
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Sep 30,	Sep 30,
Income Statement	2010	2010	2010	2009	2009	2010	2009

Interest Income	$20,049	$20,439	$20,986	$22,092	$22,186	$61,474	$67,381
Interest Expense	6,773	7,007	7,739	8,701	8,868	21,519	29,025
Net Interest Income	13,276	13,432	13,247	13,391	13,318	39,955	38,356

Provision for Loan Losses	17,000	5,500	10,000	18,000	6,000	32,500	16,000

Net Interest Income after Provision for Loan Losses	(3,724)	7,932	3,247	(4,609)	7,318	7,455	22,356

Non-Interest Income
Service Charges and Fees on Deposit Accounts	1,640	1,719	1,557	1,671	1,588	4,916	4,575
Income from mortgage banking activities	751	359	358	416	512	1,468	1,688
Investment brokerage and trust fees	424	509	235	292	359	1,168	867
SBIC income (loss) and management fees	126	323	176	(218)	171	625	366
Gain (Loss) on Sale of Investment Securities	24	1,018	1,354	-	735	2,396	1,236
Gain (Loss) and Net Cash Settlement on Economic Hedges	(384)	(38)	(31)	852	316	(453)	(618)
Other-than-temporary impairment	-	-	(186)	-	-	(186)	-
Other Income	479	502	490	513	508	1,471	1,266
Total Non-Interest Income	3,060	4,392	3,953	3,526	4,189	11,405	9,380

Non-Interest Expense
Salaries and Employee Benefits	5,033	5,321	5,469	5,385	5,690	15,823	17,117
Occupancy and Equipment	1,839	1,895	1,916	1,882	1,997	5,650	6,021
Goodwill Impairment	-	-	-	-	-	-	49,501
Other	4,112	5,117	4,458	6,311	4,934	13,687	14,281
Total Non-Interest Expense	10,984	12,333	11,843	13,578	12,621	35,160	86,920

Income (Loss) Before Taxes	(11,648)	(9)	(4,643)	(14,661)	(1,114)	(16,300)	(55,184)
Provision for Income Taxes	(3,698)	(270)	(32)	(3,944)	(683)	(4,000)	(2,742)

Net Income (Loss)	$(7,950)	$261	$(4,611)	$(10,717)	$(431)	$(12,300)	$(52,442)

Effective dividend on preferred stock	633	632	633	627	621	1,898	1,881

Net Income (loss) available to common shareholders	$(8,583)	$(371)	$(5,244)	$(11,344)	$(1,052)	$(14,198)	$(54,323)

Net Income (Loss) per Common Share
Basic	$(0.51)	$(0.02)	$(0.31)	$(0.68)	$(0.06)	$(0.84)	$(3.24)
Diluted	$(0.51)	$(0.02)	$(0.31)	$(0.68)	$(0.06)	$(0.84)	$(3.24)

Balance Sheet	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
	2010	2010	2010	2009	2009

Assets
Cash and due from Banks	$44,612	$35,757	$33,885	$30,184	$22,953
Federal Funds Sold & Overnight Deposits	1,646	1,358	22,352	31,269	21,792
Investment Securities	322,431	307,595	335,519	323,700	323,800
Federal Home Loan Bank Stock	9,092	9,794	9,794	9,794	9,794

Loans held for sale	7,161	6,582	2,984	3,025	2,559

Loans	1,183,753	1,198,565	1,208,454	1,230,275	1,248,249
Allowance for Loan Losses	(35,100)	(29,609)	(36,007)	(29,638)	(20,807)
Net Loans	1,148,653	1,168,956	1,172,447	1,200,637	1,227,442

Bank Premises and Equipment	40,718	41,535	42,058	42,630	42,590
Foreclosed Assets	19,385	18,781	20,285	19,634	18,118
Other Assets	69,088	69,757	67,856	67,735	56,293

Total Assets	$1,662,786	$1,660,115	$1,707,180	$1,728,608	$1,725,341

Liabilities and Stockholders' Equity
Deposits
Non-Interest Bearing	$119,249	$123,573	$113,292	$118,372	$106,156
Money market, savings and NOW	599,978	623,854	620,433	579,027	526,884
Time	598,383	545,420	573,229	616,671	646,039
Total Deposits	1,317,610	1,292,847	1,306,954	1,314,070	1,279,079

Borrowings	228,343	242,303	275,831	284,580	303,978
Accrued Expenses and Other Liabilities	7,739	7,981	7,513	7,961	8,222
Total Liabilities	1,553,692	1,543,131	1,590,298	1,606,611	1,591,279

Total Stockholders' Equity	109,094	116,984	116,882	121,997	134,062

Total Liabilities and Stockholders' Equity	$1,662,786	$1,660,115	$1,707,180	$1,728,608	$1,725,341

Tangible Book Value per Common Share	$3.99	$4.46	$4.45	$4.77	$5.49

	For the three months ended										Nine months Ended
	Sep 30,		Jun 30,		Mar 31,		Dec 31,		Sep 30,		Sep 30,		Sep 30,
	2010		2010		2010		2009		2009		2010		2009

Per Common Share Data:
Basic Earnings (loss) per Share	$(0.51)		$(0.02)		$(0.31)		$(0.68)		$(0.06)		$(0.84)		$(3.24)
Diluted Earnings (loss) per Share	$(0.51)		$(0.02)		$(0.31)		$(0.68)		$(0.06)		$(0.84)		$(3.24)
Tangible Book Value per Share	$3.99		$4.46		$4.45		$4.77		$5.49		$3.99		$5.49

Selected Performance Ratios:
Return on Average Assets (annualized) ROA	-1.91%		0.06%		-1.10%		-2.44%		-0.10%		-0.98%		-3.95%
Return on Average Equity (annualized) ROE	-27.07%		0.90%		-15.34%		-31.92%		-1.28%		-13.90%		-45.08%
Return on Tangible Equity (annualized)	-27.25%		0.90%		-15.44%		-32.14%		-1.29%		-13.99%		-50.68%
Net Interest Margin	3.39%		3.46%		3.41%		3.28%		3.30%		3.42%		3.12%
Net Interest Spread	3.20%		3.32%		3.26%		3.08%		3.10%		3.26%		2.90%
Non-interest Income as a % of Revenue	18.73%		24.64%		22.98%		20.84%		23.93%		22.21%		19.65%
Non-interest Income as a % of Average Assets	0.73%		1.04%		0.94%		0.80%		0.96%		0.91%		0.71%
Non-interest Expense to Average Assets	2.64%		2.93%		2.82%		3.09%		2.91%		2.80%		6.55%
Efficiency Ratio	67.24%		69.19%		68.85%		80.26%		72.09%		68.46%		182.08%

Asset Quality:
Nonperforming Loans	$98,709		$55,477		$50,608		$37,732		$22,697		$98,709		$22,697
Nonperforming Assets	$118,094		$74,258		$70,893		$57,366		$40,766		$118,094		$40,766
Nonperforming Loans to Total Loans	8.29%		4.60%		4.18%		3.06%		1.81%		8.29%		1.81%
Nonperforming Assets to Total Assets	7.10%		4.47%		4.15%		3.32%		2.36%		7.10%		2.36%
Allowance for Loan Losses to Period-end Loans	2.95%		2.46%		2.97%		2.40%		1.66%		2.95%		1.66%
Allowance for Loan Losses to Nonperforming Loans (X)	0.36	X	0.53	X	0.71	X	0.79	X	0.92	X	0.36	X	0.92	X
Net Charge-offs to Average Loans (annualized)	3.78%		3.95%		1.20%		2.92%		1.45%		2.98%		1.47%

Capital Ratios:
Equity to Total Assets	6.56%		7.05%		6.85%		7.06%		7.77%		6.56%		7.77%
Tangible Common Equity to Total Tangible Assets (1)	4.03%		4.52%		4.39%		4.63%		5.34%		4.03%		5.34%

Average Balances:
Year to Date
Interest Earning Assets	$1,561,504		$1,564,646		$1,573,247		$1,638,171		$1,643,945
Total Assets	1,680,902		1,695,640		1,704,190		1,767,047		1,774,376
Total Loans	1,213,497		1,215,776		1,222,594		1,272,087		1,280,803
Equity	118,352		119,293		121,944		147,652		155,522
Interest Bearing Liabilities	1,435,705		1,451,099		1,459,636		1,501,705		1,506,867

Quarterly
Interest Earning Assets	$1,555,323		$1,556,140		$1,573,247		$1,621,037		$1,600,979
Total Assets	1,651,907		1,687,184		1,704,190		1,745,299		1,723,224
Total Loans	1,209,013		1,209,033		1,222,594		1,246,223		1,251,076
Equity	116,501		116,671		121,944		133,201		133,627
Interest Bearing Liabilities	1,405,419		1,442,655		1,459,636		1,486,386		1,470,162

Weighted Average Number of Shares Outstanding
Basic	16,812,625		16,814,378		16,806,292		16,789,045		16,791,175		16,811,122		16,787,565
Diluted	16,812,625		16,814,378		16,806,292		16,789,045		16,791,175		16,811,122		16,787,565
Period end outstanding shares	16,812,625		16,812,625		16,818,125		16,787,675		16,791,175		16,812,625		16,791,175

(1) - Tangible Common Equity to Total Tangible Assets is period-ending common equity less intangibles, divided by period-ending assets less intangibles.

Management provides the above non-GAAP measure, footnote (1) to provide readers with the impact of purchase accounting on this key financial ratio.